NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PKPL
July 18, 2013

Park Place announces end of litigation over grant of Vranino 1-11 Block License

Park Place is pleased to announce that it has entered into an agreement which effectively brings to an end the litigation over the grant to the Company of the Vranino 1-11 Block License. In addition, as part of the agreement, Park Place has purchased certain data and studies relating to the area covered by Vranino license which will assist the Company in planning future exploration and development activities. The next step is finalizing the form of license agreement with the Bulgarian regulators. Park Place anticipates commencing activities on the license area in early 2014. The Vranino license is located in the Dobrich Basin, Eastern Bulgaria. This area has been the subject of significant past exploration work including extensive 2 D seismic coverage and over 200 wells drilled as part of a comprehensive resource assessment.

For Further Information:

E-mail: info@parkplaceenergy.com	Website: www.parkplaceenergy.com
Tel: (403) 539 8710

Park Place Energy Corp.
Suite 300, 400-5 Ave SW
Calgary, AB Canada T2P 0L6

Disclaimer: Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward looking statement.